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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
CONTACTS:
J. Thomas Parmeter
President
Janis Neves, Director
Finance and Administration
(858) 558-6064
info@ppti.com

    PROTEIN POLYMER CLOSES $1.2 MILLION PRIVATE PLACEMENT TO SUPPORT FURTHER
                    CLINICAL TESTING OF INCONTINENCE PRODUCT

     SAN DIEGO, July 25, 2001 -- Protein Polymer Technologies, Inc.(OTC Bulletin
Board: PPTI), today announced that it has closed approximately $1.2 million from accredited and institutional investors through an initial closing of a private placement of convertible preferred stock and warrants. Included in the placement was the conversion of $800,000 in convertible notes issued in March 2001 to certain previous shareholders of PPTI. Participants included Johnson & Johnson Development Corporation (JJDC), a subsidiary of Johnson & Johnson, and another previous shareholder in PPTI.

     The securities described in this release have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Proceeds of the offering will be used to continue the Company's clinical development of its hydrogel technology, and its pilot human clinical trials of a unique outpatient product designed to control or alleviate female stress urinary incontinence. Urinary incontinence, the unintentional loss of urine, is estimated to affect approximately 13 million people in the United States, 85% of them women. Urinary incontinence can lead to lifestyle restrictions, depression, and may also lead to complications such as urinary tract infections and skin rashes. It is estimated that over $3 billion is spent in the U.S. every year on incontinence-related care.

     Based on similar technology, clinical trials of a product for use in the correction of dermal deficiencies caused by aging and disease (wrinkles, lines and scars) were recently initiated following approval by the FDA earlier this year to begin clinical safety studies.

     Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has developed an extensive portfolio of proprietary biomaterials in protein design and synthesis. Targeted products in addition to its urethral bulking agents for the treatment of stress urinary incontinence and dermal augmentation products for cosmetic and reconstructive surgery, include tissue adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery.

     This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2000 Annual Report Form 10-KSB, and recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.